EXHIBIT 99.1

LABOR READY TO PRESENT COMPANY UPDATE

Reaffirms 2007 Forecast and Announces Name Change

TACOMA, WA, November 14, 2007—Labor Ready, Inc. (NYSE: LRW) CEO Steve Cooper and CFO Derrek Gafford will review the company’s current strategies and operational trends with analysts and portfolio managers at noon (ET), today in New York City. The presentation will be available on the Labor Ready website at www.laborready.com under Investor Relations.

In anticipation of management’s presentation, the company reaffirmed its previously released forecast for the fourth quarter of 2007. The company estimates revenue for the fourth quarter to be between $345 million and $350 million. Estimated net income per diluted share for the fourth quarter is expected to be between $0.32 and $0.34.

The company announced that it will be changing its name to “TrueBlue, Inc.” In connection with this name change, the ticker symbol for the company’s common stock on the New York Stock Exchange will change to “TBI.” These changes will all be effective Dec. 18, 2007.

“We operate as one company with multiple brands in the ‘blue collar’ staffing market,” said CEO Cooper. “Each of our brands, Labor Ready, Spartan Staffing and CLP Resources, will continue to operate under their brand name, providing our customers with specialized services to meet their needs. Renaming the company provides a clear distinction between the parent company and each of our brands and brings focus to our vision to be the leading provider of blue-collar staffing.”

This news release contains forward-looking statements, such as statements about the ranges of revenues, gross margins and net income anticipated for future periods, improvements in safety and workers’ compensation claims and costs, strategies for increasing revenue and net income, and other factors that may affect Labor Ready’s financial results and operations in the future. Labor Ready’s actual results are, however, subject to a number of risks, including without limitation the following:  1) national and global economic conditions, including the impact of changes in national and global credit markets and other changes on Labor Ready customers; 2) Labor Ready’s ability to continue to attract and retain customers and maintain profit margins in the face of new and existing competition; 3) potential new laws and regulations that could have a materially adverse effect on Labor Ready’s operations and financial results; 4) significant labor disturbances which could disrupt industries Labor Ready serves; 5) increased costs and collateral requirements in connection with Labor Ready’s insurance obligations, including workers’ compensation insurance; 6) the adequacy of Labor Ready’s financial reserves; 7) Labor Ready’s continuing ability to comply with financial covenants in its lines of credit and other financing agreements; 8) Labor Ready’s ability to attract and retain competent employees in key positions or to find temporary employees or skilled trade workers to fulfill the needs of our customers; 9) Labor Ready’s ability to successfully complete and integrate acquisitions that it may make from time to time; 10) Labor Ready’s ability to timely execute strategies for acquired companies; and 11) other risks described in Labor Ready’s filings with the Securities and Exchange Commission, including its most recent Form 10-K and Form 10-Q filings.

About Labor Ready

Labor Ready is an international provider of blue-collar staffing with three business lines including general labor, light industrial and skilled trades. The company operates under the brand names of Labor Ready for its general labor business line; Spartan Staffing for its light industrial business line; and CLP Resources for its skilled trades business line. The company’s customers are primarily small to mid-sized businesses in the construction, warehousing, hospitality, landscaping, transportation, light manufacturing, retail, wholesale, facilities and sanitation industries. Annually, the company serves more than 300,000 customers and puts approximately 600,000 people to work through its more than 900 branch offices in the United States, Canada, and the United Kingdom. For additional information, visit Labor Ready’s website at www.laborready.com.

Derrek Gafford, CFO

253-680-8214

Stacey Burke, Vice President, Corporate Communications

253-680-8291